Exhibit 23.2
5299 DTC Boulevard
Suite 1000
Greenwood Village, CO 80111
303-770-5700
Toll free: 877-882-9856
Fax: 303-770-7581
www.ghbcpa.com
Consent of Independence Registered Public Accounting Firm
Executive Committee of the
Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc.
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-153064, including post-effective amendments thereto) of First Interstate BancSystem, Inc. of our report dated June 19, 2008 relating to the statement of net assets available for plan benefits of the Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc. as of December 31, 2007, which report appears in the December 31, 2008 Annual Report on Form 11-K of First Interstate BancSystem, Inc.
Greenwood Village, Colorado
June 25, 2009